Exhibit 10.53

AGREEMENT OF LIMITED PARTNERSHIP

OF

MONT BELVIEU STORAGE PARTNERS, L.P.

DATED EFFECTIVE JANUARY 21, 2003

-ii-

-iii-

TABLE OF CONTENTS

		Page

Section 24.4	Binding Effect	34
Section 24.5	Construction of Agreement	34
Section 24.6	Captions	35
Section 24.7	Effect of Invalid Provision	35
Section 24.8	Counterparts	35
Section 24.9	Waiver	35

EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT D	Dreyfus Storage Agreement MB Assets Operating Procedures TE Storage Agreement

-iv-

AGREEMENT OF LIMITED PARTNERSHIP

OF

MONT BELVIEU STORAGE PARTNERS, L.P.

     THIS AGREEMENT, effective as of the 21st day of January, 2003, by and among Mont Belvieu Venture, LLC, a Delaware limited liability company, as the General Partner, and TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership, and Louis Dreyfus Energy Services L.P., a Delaware limited partnership, as the Limited Partners.

     WHEREAS, the parties hereto desire to form a limited partnership under and pursuant to Delaware law.

     NOW, THEREFORE, in consideration of the premises and the mutual undertakings contained herein, the parties hereto hereby agree as follows:

DEFINITIONS

     The following definitions shall be applicable to the terms set forth below as used in this Agreement:

     “Acceptance” has the meaning assigned to such term in Section 16.3.

     “Accountants” has the meaning given such term in Section 11.2(a)(i).

     “Acquisition Proposal” has the meaning assigned to such term in Section 16.3.

     “Affiliate” means, when used with respect to a specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person, provided that the Partnership shall not be deemed to be an Affiliate of the Partners or any of their respective subsidiaries or Affiliates. For purposes of this definition, “control”, when used with respect to any specified person, means the power to direct the management and policies of the person, directly or indirectly, whether through the ownership of voting securities, by contract, by family relationship or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, Louis Dreyfus Natural Gas Corporation, an Oklahoma corporation, shall not be deemed an Affiliate of the LD Partner.

     “Agreed Value” means, in the case of any contributions or distributions of property other than the contributions described in Section 8.1(a), the fair market value of such property net of any indebtedness or other liability either assumed or to which such property is subject, as such fair market value is determined by the General Partner using such reasonable method of valuation as it may adopt.

     “Agreement” means the Agreement of Limited Partnership of Mont Belvieu Storage Partners, L.P. as the same may be amended, modified or restated from time to time in accordance with Article XX hereof.

     “Built-In Gain” with respect to any Partnership property means (i) the excess of the Agreed Value of any Contributed Property over its adjusted basis for federal income tax purposes as of the time of contribution and (ii) in the case of any adjustment to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization pursuant to Section 8.4 as a result of a contribution of cash for a Partnership Interest, the Unrealized Gain with respect to such property.

     “Built-In Loss” with respect to any Partnership property means (i) the excess of its adjusted basis for federal income tax purposes of any Contributed Property over its Agreed Value as of the time of contribution and (ii) in the case of any adjustment to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization pursuant to Section 8.4 as a result of a contribution of cash for a Partnership Interest, the Unrealized Loss with respect to such property.

     “Business Day” means any day other than a Saturday, Sunday or bank holiday in Houston, Texas.

     “Capital Account” means the account established for each Partner pursuant to Section 8.3.

     “Capital Contributions” means the Agreed Value of any property and the amount of cash contributed to the Partnership.

     “Carrying Value” with respect to any Capital Contribution means the Agreed Value of such property reduced as of the time of determination by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts with respect to such property and an appropriate amount to reflect any sales, retirements or other dispositions of assets included in such property and, with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes as of the time of determination. The Carrying Values shall be further adjusted as provided in Section 8.4.

     “Certificate of Limited Partnership” means the Certificate of Limited Partnership required to be filed in the Office of the Secretary of State of the State of Delaware pursuant to the Partnership Act, as the same may be amended, modified or restated from time to time.

     “Change of Partner Control” means either a TE Change of Partner Control or a LD Change of Partner Control.

     “Code” means the Internal Revenue Code of 1986, as amended and in effect on the effective date hereof and, to the extent applicable, as subsequently amended.

     “Competing Business Transaction” has the meaning assigned to such term in Section 15.8(c).

     “Contributed Property” means any Capital Contribution of property other than cash.

     “Default Interest Rate” means a rate per annum equal to the lesser of (a) 3% per annum plus the Prime Rate or (b) the maximum rate permitted by law.

     “Delinquent Partner” has the meaning assigned to such term in Section 8.1(d).

     “Discretionary Capital Expenditures” means any expenditure related to the Partnership Business that is classified under GAAP as a capital expenditure and (i) is not a Mandatory Capital Expenditure, or (ii) if classified as a Mandatory Capital Expenditure, is associated or is in conjunction with, or is the result of, a prior or current Discretionary Capital Expenditure, in which case the portion of such Mandatory Capital Expenditure that is allocable to such prior or current Discretionary Capital Expenditure shall be classified as a Discretionary Capital Expenditure.

     “Dispose, Disposing or Disposition” means, with respect to Partnership Interest or any portion thereof, a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of law, including but not limited to the following: (a) in the case of a Partnership Interest owned by an entity, a Change of Partner Control and (b) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

     “Disputes” has the meaning assigned to such term in Section 23.1.

     “Distributable Cash” means, at the time of determination, all Partnership cash derived from the conduct of the Partnership’s business, other than (i) Capital Contributions, together with interest earned thereon pending utilization thereof, (ii) financing proceeds, (iii) amounts required for working capital and Discretionary and Mandatory Capital Expenditures and (iv) other amounts that the General Partner reasonably determines to be necessary for the proper operation of the Partnership’s business and its winding up and liquidation.

     “Dreyfus Storage Agreement” shall mean the Storage Agreement in the form attached as Exhibit A hereto.

     “EBITDA” means for any entity, such entity’s earnings for any period on a GAAP basis before all charges for such period, for depreciation and amortization, interest (except as provided below) and income taxes. Notwithstanding the foregoing, all interest incurred in connection with borrowings by such entity the proceeds of which are used for Discretionary Capital Expenditures relating to the MB Assets shall be deducted as an expense in calculating EBITDA.

     “Encumber, Encumbering, or Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of law.

     “Exercise Period” has the meaning assigned to such term in Section 23.7(a).

     “First Party” has the meaning assigned to such term in Section 15.8(c).

     “GAAP” means Generally Accepted Accounting Principles in the United States of America consistently applied for the time periods involved.

     “General Partner” means Mont Belvieu Venture, LLC, a Delaware limited liability company or its successors or assigns.

     “Indemnitee” has the meaning assigned to such term in Section 15.7.

     “Interest” has the meaning assigned to such term in Section 16.3.

     “Joint Development Agreement” means that certain Joint Development Agreement between the LD Partner and the TE Partner dated effective January 1, 2000, as the same may be modified, amended or restated from time to time.

     “LD Combined Capital Account Balance” has the meaning assigned to such term in Section 16.4(b).

     “LD Partner Change of Control” means an event that causes the Parent of LD Partner together with its Affiliates to cease to own, directly or indirectly, at least a 50% voting interest in (i) the LD Limited Partner or any Affiliate of the LD Limited Partner owning a membership interest in the General Partner or (ii) in the event of the transfer of the LD Partner’s Partnership Interest to an Affiliate, in such Affiliate.

     “LD Partner” means Louis Dreyfus Energy Services L.P., a Delaware limited partnership, or its successors or assigns.

     “Lending Partner” has the meaning assigned to such term in Section 8.1(d).

     “Limited Partners” means TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership and Louis Dreyfus Energy Services L.P., a Delaware limited partnership, or their respective successors or permitted assigns, and “Limited Partner” means either of them.

     “Liquidator” has the meaning assigned to such term in Section 18.1.

     “LLC Agreement” means the Limited Liability Company Agreement of the General Partner as the same may be modified, amended or restated from time to time.

     “Loss” shall mean on any date the amount, if any, by which the sum of the Minimum Cash Balance plus any other net requirements for cash to fund the operations of the Partnership reasonably expected to arise over the following month exceeds the Partnership’s cash balance on that date exclusive of segregated cash balances.

     “Mandatory Capital Expenditures” means all expenditures related to the Partnership’s assets that are classified under GAAP as a capital expenditure, the primary function of which is for regulatory compliance, safety or operational integrity of the Partnership’s assets or is otherwise the result of actions permitted in emergency situations as provided in the Operating Procedures.

     “Maximum Loss” shall mean $1 million.

     “MB Assets” means the Mont Belvieu salt cavern storage and Houston area shuttle system more fully described on Exhibit B hereto and all improvements, expansions and additions thereto.

     “Minimum Cash Balance” shall mean $100,000 or such larger number as the General Partner determines is reasonable and necessary to carry out the business of the Partnership.

     “Net EBITDA” means the amount of EBITDA, if any, in excess of $7.15 million during any period.

     “Notice Month” has the meaning assigned to such term in Section 16.4(b).

     “Offer” has the meaning assigned to such term in Section 16.3.

     “Offer Period” has the meaning assigned to such term in Section 16.3.

     “Offeree” has the meaning assigned to such term in Section 16.3.

     “Offeror” has the meaning assigned to such term in Section 16.3.

     “Operating Procedures” means the Operating Procedures in the form attached as Exhibit C hereto.

     “Option Interest” has the meaning assigned to such term in Section 16.4.

     “Option Partner” has the meaning assigned to such term in Section 16.4.

     “Parent” means, with respect to TE Partner, TEPPCO Partners, L.P., a Delaware limited partnership, and with respect to LD Partner, S. A. Louis Dreyfus et Cie., a French societe anonyme or Louis Dreyfus S.A.S., a French societe par actions simplifiees.

     “Partners” means the General Partner and the Limited Partners.

     “Partnership” means Mont Belvieu Storage Partners, L.P., the limited partnership entered into and formed hereunder pursuant to the Partnership Act.

     “Partnership Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code §§ 17-101 et seq., as it may be amended from time to time, and any successor to said Partnership Act.

     “Partnership Business” means the operation, maintenance and marketing of underground storage facilities for Products and the operation of the pipelines included within the MB Assets to and from their specific points of delivery and receipt.

     “Partnership Interest” as to any Partner means the entire ownership interest and rights of that Partner in the Partnership, including, without limitation, its right to a distributive share of the profits and losses of the Partnership, its right to a distributive share of the assets of the

Partnership in accordance with the provisions hereof, and in the case of a General Partner, its right to participate in the management of the affairs of the Partnership.

     “Pricing Period” means the trailing 12-month period ending on a date or month as specified in this Agreement.

     “Prime Rate” means the interest rate as defined in Section 9.4 hereof.

     “Products” means propane, normal butane, isobutane, natural gasoline and any other commodities as determined by the General Partner.

     “Put/Call Right” has the meaning assigned to such term in Section 23.7(a).

     “Restricted Affiliate” means with respect to each Limited Partner, any person in which such Limited Partner’s Parent owns, directly or indirectly, at least a 51% voting or equity interest, or which it otherwise controls. For purposes of this definition, “control,” has the meaning assigned to such term in the definition of Affiliate and Louis Dreyfus Natural Gas Corporation shall not be deemed a Restricted Affiliate of the LD Partner.

     “Second Party” has the meaning assigned to such term in Section 15.8(c).

     “Sharing Ratio” means 1% in the case of the General Partner and 49.5% in the case of each Limited Partner.

     “Storage Agreements” means the Dreyfus Storage Agreement and the TE Storage Agreement.

     “TE Partner Change of Control” means a Disposition of any entity of which over 75% of such entity’s EBITDA for the preceding 12-month period is derived from the Partnership unless such disposition is to an Affiliate of the TE Partner.

     “TE Partner” means TE Products Pipeline Company, Limited Partnership or its successors or assigns.

     “TE Storage Agreement” means the Storage Agreement in the form attached hereto as Exhibit D.

     “Territory” has the meaning assigned to such term in Section 15.8(a).

     “TMP” has the meaning assigned to such term in Section 10.5.

     “Unrealized Gain” attributable to a Partnership property means, as of the date of determination, the excess of the fair market value of such property as of such date of determination over the Carrying Value of such property as of such date of determination.

     “Unrealized Loss” attributable to a Partnership property means, as of the date of such determination, the excess of the Carrying Value of such property as of such date of determination over the fair market value of such property as of such date of determination.

     “Unrecovered Loss Balance” shall mean for either Limited Partner the result of (a) the sum of all Capital Contributions under Sections 8.1(b)(iii) and 8.1(c), minus (b) the sum of all distributions under Section 9.1(a).

     “Valuation Expert” has the meaning assigned to that term in Section 23.7(b).

     “Valuation Multiple” means the result of dividing the fair market value of businesses comparable or similar to the business of the Partnership by the same businesses’ EBITDA for the twelve-month period immediately preceding the date such fair market value was measured.

ARTICLE I

FORMATION OF LIMITED PARTNERSHIP

     The parties hereto hereby form a limited partnership pursuant to the Partnership Act. The rights and liabilities of the Partners shall be as provided in the Partnership Act, except as herein otherwise expressly provided. The Partnership Interests of any Partner shall be personal property for all purposes. On the request of the General Partner, the Limited Partners shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary to qualify, continue, or terminate the Partnership as a limited partnership under the laws of the State of Delaware and to qualify the Partnership to do business in such other states where such qualification is necessary or desirable.

ARTICLE II

NAME

     The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, Mont Belvieu Storage Partners, L.P. or such other name or names that comply with applicable law as the General Partner may designate from time to time. The General Partner shall take any action that it determines is required to comply with the Partnership Act, assumed name act, fictitious name act, or similar statute in effect in each jurisdiction or political subdivision in which the Partnership proposes to do business and the Limited Partners agree to execute any documents requested by the General Partner in connection with any such action.

ARTICLE III

PURPOSE

     The purpose of the Partnership is to acquire, own, operate, maintain, improve and otherwise deal with the MB Assets, and by means thereof, provide storage, truck and railcar loading and unloading and pipeline transportation services to the Partners, their Affiliates and third parties, and any other business activities necessary, incidental or ancillary to any of the foregoing.

ARTICLE IV

NAMES AND ADDRESSES OF PARTNERS AND
PRINCIPAL OFFICE OF PARTNERSHIP

     The names and mailing addresses of the Partners are as set forth on the signature pages hereof. The location of the principal office of the Partnership where the books and records of the Partnership shall be kept shall be 2929 Allen Parkway, Suite 3200, Houston, Texas 77019. The General Partner may change the location of the principal office of the Partnership.

ARTICLE V

REGISTERED AGENT; REGISTERED OFFICE; ADDITIONAL OFFICES

     The name and address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The General Partner may change the registered agent or the registered office of the Partnership and may establish such additional offices of the Partnership as the General Partner may from time to time determine. The General Partner shall provide the Limited Partners with written notice of any change in the Partnership’s principal office, registered agent or registered office.

ARTICLE VI

TERM

     The term of the Partnership shall be perpetual from the date of the filing of the Certificate of Limited Partnership in the Office of the Secretary of State of the State of Delaware unless sooner liquidated or dissolved in accordance with this Agreement.

ARTICLE VII

ADDITIONAL LIMITED PARTNERS

     In the event the General Partner determines that funds in addition to those acquired pursuant to Section 8.1 are necessary to carry out the purposes of the Partnership and the General Partner and the Limited Partners do not agree to contribute such funds in their respective Sharing Ratios, the General Partner is authorized to offer and sell additional Partnership Interests and admit any purchasers thereof (which may include existing Partners or their Affiliates) as additional limited partners of the Partnership. In such event, the dilution of the then Partners shall be pro rata in accordance with their respective Sharing Ratios prior to the issuance of such additional Partnership Interests and this Partnership Agreement shall be amended to reflect the admissions of such persons as limited partners of the Partnership, the revised ownership and

Sharing Ratio of each Partner and otherwise to reflect the relative rights and obligations of the parties.

ARTICLE VIII

CAPITAL CONTRIBUTIONS

     Section 8.1 Capital Contributions.

(a) Each Limited Partner shall make the initial Capital Contributions provided in the Joint Development Agreement and the General Partner shall contribute $500,000 in cash to the Partnership. The Agreed Value of any property included in such Capital Contributions shall be its net book value reduced by liabilities assumed by the Partnership as reflected on the books of the contributor at the date of contribution computed in accordance with GAAP.

(b) Without creating any rights in favor of any third party, (i) each Partner shall contribute to the Partnership, in cash, on or before the date specified as described in this Section 8.1(b), that Partner’s Sharing Ratio of Discretionary Capital Expenditures shown in the current capital expenditure budget adopted for the Partnership by the General Partner as being funded by Capital Contributions, (ii) the TE Partner shall contribute to the Partnership each quarter an amount equal to the actual Mandatory Capital Expenditure for such quarter (excluding Mandatory Capital Expenditures attributable to prior Discretionary Capital Expenditures), in cash, on the earlier of (x) the date needed by the Partnership to pay such expenses or (y) the date of the quarterly distribution under Section 9.1(b) for such quarter, and (iii) the TE Partner shall contribute to the Partnership, in cash, within three days of such balance being known, an amount equal to any Loss of the Partnership, except that in the event the TE Partner’s Unrecovered Loss Balance is equal to or greater than the Maximum Loss, then Section 8.1(c) shall apply. Unless otherwise stated herein, the General Partner shall notify each Partner of the need for such Capital Contributions pursuant to this Section 8.1(b), which notice must include a date (which date may be no earlier than the second Business Day following each Partner’s receipt of its notice) before which the Capital Contributions must be made. All Capital Contributions under Section 8.1(b)(i) shall be kept in a segregated account, shall not be commingled with other funds of the Partnership, shall be used only for Discretionary Capital Expenditures and shall not be included in Distributable Cash.

(c)

(i) If the TE Partner’s Unrecovered Loss Balance is, or with the then current Loss added, will be, equal to or greater than the Maximum Loss then the TE Partner shall have the option to (x) contribute, in cash, to the Partnership an amount equal to the current Loss, or (y) cease to contribute any cash, in which case the LD Partner shall have the option to contribute, in cash, to the Partnership an amount equal to the current Loss.

(ii) If, at any time the TE Partner’s Unrecovered Loss Balance is equal to or greater than the Maximum Loss and neither Partner chooses to contribute, in cash, to the Partnership an amount equal to the current Loss then the provisions of Section 16.6 shall apply.

(d) If a Partner does not contribute by the time required all or any portion of a Capital Contribution that Partner is required to make as provided in this Agreement, the Partnership may exercise, on notice to that Partner (the “Delinquent Partner”), one or more of the following remedies:

(i) taking such action (including court proceedings) as the other Partners may deem appropriate to obtain payment by the Delinquent Partner of the portion of the Delinquent Partner’s Capital Contribution that is in default, together with interest on that amount at the Default Interest Rate from the date that the Capital Contribution was due until the date that it is made, all at the cost and expense of the Delinquent Partner;

(ii) permitting one or more other Partners (the “Lending Partner”), to advance the portion of the Delinquent Partner’s Capital Contribution that is in default, with the following results:

1. the sum advanced shall constitute a loan from the Lending Partner to the Delinquent Partner and a Capital Contribution of that sum to the Partnership by the Delinquent Partner under the applicable provisions of this Agreement,

2. the principal balance of the loan and all accrued unpaid interest is due and payable on the tenth day after written demand by the Lending Partner to the Delinquent Partner,

3. the amount loaned shall bear interest at the Default Interest Rate from the date that the advance is deemed made until the date that the loan, together with all interest accrued on it, is repaid to the Lending Partner,

4. all distributions from the Partnership that otherwise would be made to the Delinquent Partner (whether before or after dissolution of the Partnership) instead shall be paid to the Lending Partner until the loan and all interest accrued on it have been paid in full to the Lending Partner (with payments being applied first to accrued and unpaid interest and then to principal), but all such payments to the Lending Partner shall be treated for all purposes of this Agreement as a distribution by the Partnership to the Delinquent Partner and a payment by the Delinquent Partner to the Lending Partner,

5. the payment of the loan and interest accrued on it is secured by a security interest in the Delinquent Partner’s Partnership Interest, as more fully set forth in Section 8.1(e), and

6. the Lending Partner has the right, in addition to the other rights and remedies granted to it under this Agreement or at law or in equity, to take any action (including court proceedings) that the Lending Partner may deem appropriate to obtain payment by the Delinquent Partner of the loan and all accrued and unpaid interest on it, at the cost and expense of the Delinquent Partner;

(iii) exercising the rights of a secured party under the Uniform Commercial Code of the State of Delaware, as more fully set forth in Section 8.1(e); or

(iv) exercising any other rights and remedies available at law or in equity.

(e) Each Partner grants to the Partnership, and to each Lending Partner with respect to any loans made by the Lending Partner to that Partner as a Delinquent Partner as described in Section 8.1(d), as security, equally and ratably, for the payment of all Capital Contributions that Partner has agreed to make and the payment of all loans and interest accrued on them made by Lending Partners to that Partner as a Delinquent Partner as described in Section 8.1(d), a security interest in and a general lien on its Partnership Interest and the proceeds of that Partnership Interest, all under the Uniform Commercial Code of the State of Delaware. On any default in the payment of a Capital Contribution or in the payment of such a loan or interest accrued on it, the Partnership or the Lending Partner, as applicable, is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware with respect to the security interest granted in this Section 8.1(d). Each Partner shall execute and deliver to the Partnership and the other Partners all financing statements and other instruments that the other Partners or the Lending Partner, as applicable, may request to effectuate and carry out the preceding provisions of this Section 8.1(e). At the option of a Lending Partner, this Agreement or a photographic or other copy of this Agreement may serve as a financing statement.

     Section 8.2 Additional Contributions.

(a) The liability of each Limited Partner to the Partnership shall be limited to the amount of its Capital Contributions to be made pursuant to Section 8.1 and no Limited Partner shall have any further personal liability to contribute money to, or in respect of, the liabilities or the obligations of the Partnership unless it agrees in writing to make additional capital contributions to the Partnership, nor shall any Limited Partner be personally liable for any obligations of the Partnership, except as may be provided in the Partnership Act.

(b) Notwithstanding the foregoing provisions of Section 8.2(a), in the event the MB Assets contributed to the Partnership by the TE Partner are Encumbered as collateral for indebtedness that is not assumed by the Partnership, the TE Partner shall (i) continue to assume responsibility for (A) the payment of such indebtedness, and (B) upon payment of such indebtedness, the removal of all Encumbrances, and (ii) shall indemnify and hold harmless the Partnership for any cost, loss or expense incurred by the Partnership as a result of such Encumbrance.

(c) No Partner shall be entitled to the return of any part of its Capital Contribution or to be paid interest in respect of either its Capital Account or any Capital Contribution made by such Partner. No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Partnership or any Partner. No Partner shall be required to contribute or lend any cash or property to the Partnership to enable the Partnership to return any Partner’s Capital Contributions to the Partner.

     Section 8.3 Capital Accounts. A capital account (“Capital Account”) shall be established for each Partner and shall be maintained in such a manner as to correspond with the requirements of Treasury Regulations promulgated from time to time under section 704(b) of the Code.

     Section 8.4 Adjustment of Capital Accounts. If any additional Partnership Interests are to be issued in consideration for a contribution of property or cash or if any Partnership property is to be distributed in liquidation of the Partnership or a Partnership Interest, the Capital Accounts of the Partners (and the amounts at which all Partnership properties are carried on its books and records utilized to maintain the Capital Accounts) shall, immediately prior to such issuance or distribution, as the case may be, be adjusted (consistent with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to all Partnership properties (as if such Unrealized Gain or Unrealized Loss had been recognized upon actual sale of such properties upon a liquidation of the Partnership immediately prior to such issuance). If the Agreed Value of any property of the Partnership is properly reflected on the books of the Partnership at a value that differs from the adjusted tax basis of such property, this Section 8.4 shall be applied with reference to such value.

ARTICLE IX

DISTRIBUTIONS

     Section 9.1 Frequency. Except as otherwise provided herein, Distributable Cash attributable to each fiscal year shall be distributed as follows:

(a) First, quarterly all amounts to the Limited Partner or Partners who funded Losses under Sections 8.1(b)(iii) or (c) pro rata in proportion to their respective Unrecovered Loss Balances until such time that such Partners’ Unrecovered Loss Balances, if any, are reduced to zero.

(b) Second, quarterly to the TE Partner in an amount up to the result of (i) $1.7875 million, minus (ii) Mandatory Capital Expenditures for such quarter, minus (iii) any amounts payable in such quarter to a third party operator of the Partnership’s assets if the General Partner, acting by and through its Managing Member, ceases to operate such assets, plus (iv) any Capital Contributions made by the TE Partner under Section 8.1(b)(ii) in such quarter.

(c) Third, for the full fiscal year, to the TE Partner in an amount equal to the positive difference, if any, of the result of (i) $7.15 million, minus (ii) Mandatory Capital Expenditures for such fiscal year, minus (iii) any amounts payable in such fiscal year to a third party operator of the Partnership’s assets if the General Partner, acting by and through its Managing Member, ceases to operate such assets, minus (iv) all distributions to the TE Partner pursuant to Section 9.1(b) for quarters included in such fiscal year plus (v) any Capital Contributions made by the TE Partner under Sections 8.1(b)(ii) in such fiscal year.

(d) Fourth, for the full fiscal year, the balance, if any, among the Partners pro rata in accordance with their Sharing Ratios.

     Section 9.2 Failure to Withdraw. If any Partner does not withdraw the whole or any part of his share of any cash distribution made pursuant to Section 9.1, such Partner shall not be entitled to receive any interest thereon without the express written consent of the other Partner.

     Section 9.3 Transferor/Transferee Allocations. Unless otherwise agreed in writing by a transferor and transferee of a Partnership Interest herein, Distributable Cash distributable with respect to any Partnership Interest which may have been transferred during any year shall be distributed to the holder of such Partnership Interest who was recognized as the owner on the date of such distribution, without regard to the results of Partnership operations during the year.

     Section 9.4 Partner Advances. Notwithstanding the foregoing, if any Partner advances any funds or makes any other payment to or on behalf of the Partnership, not required pursuant to the provisions hereof, to cover operating or capital expenses of the Partnership which cannot be paid out of the Partnership’s operating revenues, such advance or payment shall be deemed a loan to the Partnership by such Partner, bearing interest from the date such advance or payment was made until such loan is repaid at a floating rate per annum equal to the lesser of (i) two percent (2%) over the interest rate publicly quoted by The Wall Street Journal from time to time as the prime rate, with adjustments in such varying rate to be made on the same date as any change in the aforesaid rate (herein called “Prime Rate”) or (ii) the maximum rate permitted under applicable law. Notwithstanding Section 9.1 above, all distributions of Distributable Cash shall first be distributed to the Partners making such loans until all such loans have been repaid to such Partners, together with interest thereon as above provided, and, thereafter, the balance of such distributions, if any, shall be made in accordance with the terms of Section 9.1 above. If distributions are insufficient to repay and return all such loans as provided above, the funds available from time to time shall first be applied to repay and retire the oldest loan first and, if any funds thereafter remain available, such funds shall be applied in a similar manner to remaining loans in accordance with the order of the dates on which they were made; however, as to loans made on the same date, each such loan shall be repaid pro rata in the proportion that such loan bears to the total loans made on said date.

ARTICLE X

ALLOCATIONS OF INCOME, GAIN, LOSS, DEDUCTION AND CREDIT

     Section 10.1 General.

(a) Except as otherwise provided herein or unless another allocation is required by Treasury Regulations issued under section 704(b) of the Code (including, but not limited to, provisions pertaining to qualified income offsets and minimum gain chargebacks), for purposes of maintaining the Capital Accounts, all items of Partnership income, gain, loss, deduction and credit shall be allocated among the Partners pro rata in accordance with their Sharing Ratios in effect for the period during which such items accrue. For purposes of computing the amount of each item of income, gain, deduction or loss to be charged or credited to the Capital Accounts, the determination, recognition and classification of such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided that:

(i) Any deductions for depreciation, cost recovery, or amortization attributable to any Partnership property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property. Upon an adjustment to the Carrying Value of any Partnership property subject to depreciation, cost recovery, or amortization pursuant to Section 8.4, any further deductions for such depreciation, cost recovery, or amortization attributable to such property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(ii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined by the Partnership as if the adjusted basis of such property as of such date of disposition were equal in amount to the Carrying Value of such property as of such date.

(iii) All fees and other expenses incurred by the Partnership to promote the sale of a Partnership Interest that can neither be deducted nor amortized under section 709 of the Code shall be treated as an item of deduction.

(iv) Computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Partnership and, as to those items described in the section 705(a)(1)(B) or section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalizable for federal income tax purposes.

(b) Notwithstanding the foregoing, (i) each Limited Partner shall be allocated Partnership gross income each fiscal year in an amount equal to the distribution made to it pursuant to Section 9.1(a), 9.1(b) and 9.1(c) with respect to such fiscal year and (ii) each Partner shall be allocated (x) the depreciation and/or amortization deductions attributable to the property, if any, contributed by such Partner to the Partnership pursuant to Section 8.1(a) of this Agreement and (y) an amount of deductions equal to the Capital Contributions made by such Partner to fund Losses pursuant to Sections 8.1(b)(iii) and 8.1(c).

     Section 10.2 Allocations for Tax Purposes.

(a) The Partnership shall, except to the extent such item is subject to allocation pursuant to subsection (b) below, allocate each item of income, gain, loss, deduction and credit, as determined for federal and other income tax purposes, in the same manner as such item was allocated for Capital Account purposes; and

(b) The Partnership, for federal and other income tax purposes shall, in the case of Contributed Properties, allocate items of income, gain, loss, depreciation and cost recovery deductions attributable to those properties with a Built-In Gain or Built-In Loss pursuant to section 704(c) of the Code and the Treasury Regulations thereunder. Similar allocations shall be made in the event that the Carrying Value of Partnership properties subject to depreciation, cost recovery or amortization are adjusted pursuant to Section 8.4 upon the issuance of Partnership Interests for cash. If an existing Partner acquires additional Partnership Interests, such allocations shall apply only to the extent of his or its additional Interests. No allocation under section 704(c) of the Code shall be charged or credited to a Partner’s Capital Account.

     Section 10.3 Transferor/Transferee Allocations. Unless another method permitted by the Code is agreed to by the General Partner, the transferor and the transferee, income, gain, loss, deduction or credit attributable to any Partnership Interest which has been transferred shall be allocated between the transferor and the transferee allocated equally among the days of the Partnership’s fiscal year without regard to Partnership operations during such days.

     Section 10.4 Reliance on Advisors. The General Partner may rely upon, and shall have no liability to the Limited Partner or the Partnership if it does rely upon, the written opinion of tax counsel or accountants retained by the Partnership from time to time with respect to all matters (including disputes with respect thereto) relating to computations and determinations required to be made under this Article X or other provisions of this Agreement.

     Section 10.5 Tax Matters Partner.

(a) The General Partner is designated tax matters partner (“TMP”) as defined in section 6231(a)(7) of the Code. The TMP and the Limited Partners shall use their best efforts to comply with responsibilities outlined in this Section 10.5 and in sections 6222 through 6232 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other Partner.

(b) If a Limited Partner intends to file a notice of inconsistent treatment under section 6222(b) of the Code, such Partner shall, prior to the filing of such notice, notify the TMP of such intent and the manner in which the Limited Partner’s intended treatment of a Partnership item is (or may be) inconsistent with the treatment of that item by the Partnership.

(c) No Partner other than the TMP shall file a request pursuant to section 6227 of the Code for an administrative adjustment of partnership items for any Partnership taxable year.

(d) No Partner other than the TMP shall file a petition under Code sections 6226, 6228 or other Code sections with respect to any Partnership item, or other tax matters involving the Partnership. In the case where the TMP files such petition, it shall determine the forum in which such petition will be filed.

ARTICLE XI

BOOKS OF ACCOUNT, RECORDS AND TAX INFORMATION

     Section 11.1 Maintenance of Books and Records. Proper and complete records and books of account (including those required by the Partnership Act) shall be kept by the Partnership in which shall be entered all transactions and other matters relative to the Partnership’s business as are usually entered into records and books of account maintained by persons engaged in businesses of like character. The Partnership books and records necessary for purposes of maintaining the Capital Accounts and giving effect to the allocations provided in Articles VIII and X shall be maintained in accordance with the accounting principles described therein, and shall be kept on the accrual basis and the other books and records shall be kept on the accrual basis in accordance with GAAP for financial reporting purposes and for purposes of making all other calculations contemplated herein. The books and records shall at all times be made available at the principal office of the Partnership and shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during the business hours of the General Partner for any purpose reasonably related to the interest of such Partner as a partner in the Partnership.

     Section 11.2 Reports.

(a) The Partnership shall

(i) appoint a firm of certified public accountants to report on the Partnership’s financial statements (the “Accountants”), and

(ii) direct the Accountants to render an audit opinion on the Partnership’s financial statements within 90 days after the end of each fiscal year.

(b) As soon as reasonably practicable after the end of each fiscal year and after the Accountants have rendered an opinion on the Partnership’s financial statements, the Partnership shall send each person who was a holder of a Partnership Interest at any time during the fiscal year then ended:

(i) All Partnership tax information as shall be necessary for the preparation by such holder of its federal and any applicable state and local income tax returns; and

(ii) A copy of the Partnership’s audited financial statements which shall include an income statement, a balance sheet, statement of cash flow and required notes to the financial statements.

(c) As soon as practicable after the end of each calendar quarter, the Partnership shall send to each Partner:

(i) An unaudited income statement and a statement of cash flows for such quarter; and

(ii) An unaudited balance sheet as of the end of such quarter and a profit and loss statement and statement of cash flows for the portion of the fiscal year then ended.

ARTICLE XII

FISCAL YEAR

     The fiscal year of the Partnership shall end on the thirty-first (31st) day of December in each year.

ARTICLE XIII

PARTNERSHIP FUNDS

     The funds of the Partnership shall be deposited in such bank account or accounts, or invested in such interest-bearing or non-interest-bearing accounts, as shall be designated by the General Partner. All withdrawals from any such bank accounts shall be made by the General Partner or other agent or agents duly authorized by the General Partner. Partnership funds shall not be commingled with those of any other person (including the General Partner or any of its Affiliates).

ARTICLE XIV

STATUS OF LIMITED PARTNERS

     Section 14.1 No Personal Liability. No Limited Partner shall have any personal liability whatever, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses beyond the amount agreed to be contributed by him to the capital of the Partnership as set forth in Section 8.1 except to the extent required by the Partnership Act. No Limited Partner shall be obligated to restore any deficit in its Capital Account upon the liquidation of the Partnership or its Partnership Interest.

     Section 14.2 Dissolution or Bankruptcy of Limited Partner. The dissolution or bankruptcy of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership, and to receive distributions of Partnership funds, shall on the happening of such an event, devolve upon such Limited Partner’s legal representatives or successors in interest, as the case may be, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. Each Limited Partner’s successor in interest shall be liable for all the obligations of such Limited Partner. In no event, however, shall such estate, legal representative or other successor in interest become a substituted Limited Partner, except in accordance with Article XVI hereof.

ARTICLE XV

MANAGEMENT AND OPERATION OF BUSINESS

     Section 15.1 Management by General Partner.

(a) Except as otherwise expressly provided in Section 15.3 of this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and the Limited Partners shall not have any right of control or management power over the business and affairs of the Partnership. The General Partner may, from time to time, designate one or more individuals as Partnership officers to carry out the day-to-day operations of the Partnership’s activities. Such Partnership officers may include a president, vice-presidents, a secretary, a treasurer and such other officers as the General Partner shall designate.

(b) Whenever in this Agreement (including the Operating Procedures) the General Partner is permitted or required to make a decision (i) in its “discretion” or under a similar grant of authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires and may consider its own interests or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or by law. The Limited Partners hereby agrees that any standard of care or duty imposed in this Agreement or under the Partnership Act or any other applicable law, rule or regulation shall be modified, waived or limited in each case as required to permit the General Partner to act under this Agreement and to make any decision pursuant to the authority prescribed in this Agreement so long as such action or decision was not performed or omitted with the intent to defraud or deliberately cause injury to the Limited Partners.

     Section 15.2 No Limited Partner Participation. No Limited Partner shall participate in the management or operations of or have any control over the Partnership’s business nor shall any Limited Partner have the power to represent, act for, sign for or bind the General Partner or the Partnership. The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred on it by this Agreement.

     Section 15.3 Actions Requiring Limited Partner Consent. Notwithstanding any other provision of this Agreement to the contrary, without the consent of the Limited Partners, the General Partner shall not have the authority to:

(a) Admit a person as a General Partner, except as provided in this Agreement;

(b) Admit a person as a Limited Partner, except as provided in this Agreement;

(c) Knowingly perform any act that would subject the Limited Partners to any liability as a general partner; or

(d) Sell or dispose of all or substantially all of the assets of the Partnership.

     Section 15.4 Third Party Reliance. Notwithstanding any other provision of this Agreement to the contrary, no lender, lessor, lessee, purchaser or any other person dealing with the Partnership, shall be required to verify any representation by the General Partner as to the extent of the interest in the assets of the Partnership that the General Partner is entitled to encumber, sell, lease or otherwise use or Partnership action that the General Partner is empowered to authorize and conduct and such person shall be entitled to rely exclusively on the representations of the General Partner as to its authority to enter into such arrangements and shall be entitled to deal with the General Partner as if it were the sole party in interest therein, both legally and beneficially. Each Limited Partner and each assignee or successor hereby waives any and all defenses or other remedies that may be available against such lender, purchaser or other person to contest, negate or disaffirm any such action of the General Partner. In no event shall any person dealing with the General Partner or its representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or to inquire into the necessity or expediency of any act of the General Partner or its representative; and every contract, agreement, deed, assignment, lease, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or its representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (i) at the time of the execution and delivery thereof this Agreement was in full force and effect, (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the General Partner or its representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

     Section 15.5 Compensation and Reimbursement. The General Partner shall receive no compensation for its services hereunder but shall be reimbursed for any costs, expenses, fees or other disbursements paid or incurred by it for or on behalf of the Partnership. As more fully provided in the Operating Procedures, the General Partner may pay with funds of the Partnership or incur for and on behalf of the Partnership, costs, expenses, fees and other disbursements as it in its sole discretion deems necessary for the ongoing operations of the Partnership’s business, activities and affairs.

     Section 15.6 Exculpation. Neither the General Partner, its Affiliates, nor any owner, member, manager, officer, director, partner, employee or agent of the General Partner or its Affiliates, shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Partner for any action taken or failure to act (EVEN IF SUCH ACTION OR FAILURE TO ACT CONSTITUTED THE NEGLIGENCE OF SUCH PERSON) on behalf of the Partnership within the scope of the authority conferred on the person described in this Agreement and the LLC Agreement or by law unless such act or omission was performed or omitted fraudulently or constituted gross negligence or willful misconduct. To the extent that, at law or in equity, the General Partner, its Affiliates, or any owner, manager, officer, director, partner, employee or agent thereof have duties (including fiduciary duties) and liabilities relating to the Partnership or to another Partner, the General Partner, its Affiliates, or any owner, manager, officer, director, partner, employee or agent thereof acting under the Agreement shall not be liable to the Partnership or to any such other Partner for their reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the General Partner, its Affiliates, or any owner, manager, officer, director, partner, employee or agent thereof otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner, its Affiliates, or any owner, officer, director, partner, employee or agent thereof.

     Section 15.7 Indemnification.

(a) TO THE FULLEST EXTENT PERMITTED BY LAW, THE GENERAL PARTNER, ITS AFFILIATES, THEIR RESPECTIVE OFFICERS, MANAGERS, DIRECTORS, PARTNERS, MEMBERS, EMPLOYEES AND AGENTS OR ANY PERSON PERFORMING A SIMILAR FUNCTION (INDIVIDUALLY, AN “INDEMNITEE”) SHALL BE INDEMNIFIED AND HELD HARMLESS BY THE PARTNERSHIP FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, JUDGMENTS, LIABILITIES, OBLIGATIONS, PENALTIES, SETTLEMENTS AND REASONABLE EXPENSES (INCLUDING LEGAL FEES) ARISING FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, SUITS OR PROCEEDINGS, CIVIL, CRIMINAL, ADMINISTRATIVE OR INVESTIGATIVE, IN WHICH THE INDEMNITEE MAY BE INVOLVED, OR THREATENED TO BE INVOLVED, AS A PARTY OR OTHERWISE, BY REASON OF ITS STATUS AS (X) THE GENERAL PARTNER OR AN AFFILIATE THEREOF, OR (Y) AN OFFICER, MANAGER, DIRECTOR, PARTNER, EMPLOYEE OR AGENT OF THE GENERAL PARTNER OR AN AFFILIATE THEREOF, REGARDLESS OF WHETHER THE INDEMNITEE CONTINUES TO BE THE GENERAL PARTNER OR AN AFFILIATE OR AN OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE GENERAL PARTNER OR AN AFFILIATE THEREOF AT THE TIME ANY SUCH LIABILITY OR EXPENSE IS PAID OR INCURRED, UNLESS THE ACT OR FAILURE TO ACT GIVING RISE TO INDEMNITY HEREUNDER CONSTITUTED FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b) The Partnership through the General Partner may purchase and maintain insurance on behalf of the General Partner and such other persons as the General Partner shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such person against such liability under the provisions of this Partnership Agreement.

(c) Expenses incurred by any Indemnitee in defending any claim with respect to which such Indemnitee may be entitled to indemnification by the Partnership hereunder (including without limitation reasonable attorneys’ fees and disbursements) shall, to the maximum extent permitted by law, be advanced by the Partnership prior to the final disposition of such claim, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay the advanced amount of such expenses unless it is determined ultimately that the Indemnitee is entitled to indemnification by the Partnership under Section 15.7(a).

(d) The indemnification provided in this Section 15.7 is for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification for any other persons.

     Section 15.8 Other Activities; Noncompetition.

(a) Each Limited Partner agrees that, for a period beginning on the date of this Agreement and ending on the earlier to occur of (i) the termination of this Agreement for whatever reason, or (ii) the disposition, directly or indirectly, by such Limited Partner, respectively (or, to the extent such interest has been transferred to an Affiliate of such Partner as permitted hereby, by such Affiliate), of its interest in the Partnership to a person that is not a wholly owned, direct or indirect, subsidiary of such Limited Partner’s Parent, no such Limited Partner or any of its Restricted Affiliates will engage or participate in, or carry on, directly or indirectly, either as proprietor, partner, member, director, stockholder, agent, consultant, advisor, trustee, Affiliate, or otherwise, whether or not for compensation, any business that competes with the Partnership Business in Chambers and Harris Counties, Texas (the “Territory”). Each Limited Partner acknowledges and agrees that the foregoing noncompetition agreement is given in partial consideration for the other party’s entering into this Agreement.

(b) Each of the Limited Partners or its Affiliates have, pursuant to Storage Agreements, leased or obtained the right to use storage capacity of the Partnership. Without limiting the generality of the provisions of Section 15.8(a) and in furtherance thereof, each of the Limited Partners agrees that it and its Affiliates will use such storage capacity solely for its own internal business operations and will not lease or sublease such storage capacity to third parties, and will direct to the Partnership any such third party seeking access to the Partnership’s storage facility so that such additional business shall be for the benefit of the Partnership. The foregoing shall not be interpreted to prohibit or restrict the current practices of the TE Partner with respect to such storage capacity. Additionally, except as otherwise herein specifically provided, the Limited Partners agree to act in good faith with respect to each other and the Partnership Business to maximize the returns from such business throughout the term of the Partnership.

(c) In the event either Limited Partner (the “First Party”) or any of its Restricted Affiliates desires to pursue a business opportunity that will compete with the Partnership Business in the Territory as prohibited by Section 15.8(a) (“Competing Business Transaction”), such Limited Partner shall be obligated to promptly bring such Competing Business Transaction to the attention of the other Limited Partner (the “Second Party”), to fully disclose all details regarding the proposed opportunity (subject to the execution of appropriate confidentiality undertakings), and to offer such business opportunity to become part of the Partnership Business. The Limited Partners shall negotiate in good faith for a period of 45 days (unless the business opportunity dictates a shorter period of time, in which event, for such shorter time period as will avoid the loss of such opportunity) to bring such Competing Business Transaction into the Partnership Business, either by contribution or purchase. Should the Limited Partners be unable to agree within such 45 day period on the terms and provisions for incorporating the Competing Business Transaction into the Partnership Business and the First Party or its Restricted Affiliate, as may be the case, wishes to pursue the Competing Business Transaction rather than continue with the Partnership Business and the transactions contemplated by this Agreement, subject to the provisions of Section 15.8(e) below, either Limited Partner may invoke the special buy-out provisions of Section 23.7 without first complying with Section 23.1. The First Party agrees to give written notice within one Business Day of the consummation of such transaction.

(d) In the event the First Party or any of its Restricted Affiliates desires to pursue a Competing Business Transaction which cannot become a part of the Partnership Business for any reason other than the failure of the Second Party to consent to such transaction, and the First Party or its Restricted Affiliate, as may be the case, elects to pursue such Competing Business Transaction rather than continue with the Partnership Business, the First Party shall give written notice of such election to the Second Party and either Party may invoke the special buy-out provisions of Section 23.7 without first complying with Section 23.1. The First Party agrees to give written notice within one Business Day of the consummation of such transaction.

(e) Notwithstanding any other provision of this Agreement, the Second Party may waive the non-competition provision of this Section 15.8 as it applies to any Competing Business Transaction offered by the First Party under Section 15.8(c). In such event, (i) the First Party may participate in such Competing Business Transaction without being in violation of this Agreement; (ii) the Second Party thereby waives any right to participate in, or to benefit from, such transaction; and (iii) neither Limited Partner shall be entitled to invoke the special buy-out provisions of Section 23.7 as a result of such transaction. Any such waiver shall apply only to the specific Competing Business Transaction being presented and shall not be construed as applicable to any other Competing Business Transaction.

(f) Notwithstanding the foregoing or any other provision of this Agreement:

(i) Neither Limited Partner nor any of its Affiliates shall be prohibited from conducting business activities or operations outside the Territory of a similar nature as are conducted by such Limited Partner or Affiliate as of the date hereof; or

(ii) Neither Limited Partner nor any of its Affiliates shall be prohibited from constructing and operating other pipelines to and from or through the Territory so long as they do not compete with the pipelines that comprise a part of the Partnership’s assets as of the date hereof,

(iii) Neither Limited Partner nor any of its Affiliates shall be prohibited from operating pipelines to, from or through the Territory which are currently operated by such persons, including the servicing of persons who are customers of the Partnership, or from expanding, improving or otherwise modifying such pipelines, or

(iv) Neither Limited Partner, nor any of its Affiliates, has any obligation or duty to first offer to the Partnership new business ideas that are outside the scope of the Partnership Business.

(g) Each Limited Partner acknowledges that the covenant provided in this Section 15.8 is manifestly reasonable on its face and is no more restrictive than is required for the protection of the Partnership, including the interest of the other Limited Partner and the Partnership. In the event that the provisions of this Section 15.8 should ever be deemed to exceed the time and geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable law.

(h) It is specifically understood and agreed that any breach of the provisions of this Section 15.8 hereof is likely to result in irreparable harm to the Partnership and that an action at law for damages alone will be an inadequate remedy for such breach, and that the Partnership would suffer irreparable harm in the event either Limited Partner or its Restricted Affiliates fail to comply with its obligations hereunder. Therefore, in addition to any other remedy that may be available to it, the other Limited Partner or the Partnership shall be entitled to enforce the specific performance of Section 15.8 on the breaching Limited Partner and its Restricted Affiliates and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages, and such other relief as the court may allow.

ARTICLE XVI

TRANSFER OF INTERESTS BY PARTNERS

     Section 16.1 Restrictions on Transfer. No Partner shall have the right to Dispose of its interest in the Partnership, or any portion thereof without (a) complying with the provisions of this Article XVI, (b) Disposing of its entire Partnership Interest to a single purchaser or transferee, and (c) simultaneously Disposing of its and any Affiliate’s entire membership interest in the General Partner. Any attempted transfer or assignment of any interest in the Partnership in violation of the provisions of this Article XVI shall be void and of no force and effect.

     Section 16.2 Transfers to Affiliates. A Limited Partner may Dispose of all of its Partnership Interest to an Affiliate of such Limited Partner provided that such purchaser or transferee, prior to such Disposition, becomes a party to this Agreement and agrees to be bound by all applicable terms and conditions including this Article XVI.

     Section 16.3 Right of First Refusal. If a Limited Partner (“Offeror”) desires to Dispose of its Partnership Interest (other than a sale or other transfer of its Partnership Interest to an Affiliate or a Change of Partner Control), such Disposition may be made only by a sale of all of its entire Partnership Interest and its and any Affiliate’s entire membership interest in the General Partner (collectively, the “Interest”) for cash (or cash equivalent) and only if the Offeror receives with respect thereto a bona fide binding written proposal for the acquisition of such Interest (an “Acquisition Proposal”), and then only in compliance with the following procedures:

(a) Upon receipt of an Acquisition Proposal, the Offeror shall offer, by written notice (the “Offer”) to the other Limited Partner (the “Offeree”), to sell the Interest to the Offeree or Affiliates thereof on the terms (including price) specified in the Acquisition Proposal pursuant to the terms of this Section 16.3. Such Offer shall contain a description of and a copy of the Acquisition Proposal subject to appropriate confidentiality provisions. In addition, the Offeror shall provide to the Offeree all other information with respect to the Acquisition Proposal and the proposed transferee reasonably requested by the Offeree in order for it to evaluate the Acquisition Proposal, to verify the bona fide nature thereof and to evaluate the effect of having the person making such Acquisition Proposal as a Partner in the Partnership.

(b) The Offeree shall have the right, to be exercised by notice (the “Acceptance”) from the Offeree to the Offeror on or before the 30th day following receipt of the Offer (the “Offer Period”), to elect to purchase all (but not less than all) of the Interest pursuant to the terms of the Offer.

(c) If the Offeree accepts the Offer, the closing of the acquisition of the Interest shall be consummated on or before the 60th day after the Offeror receives the Acceptance but effective at the end of the calendar month occurring on or immediately prior to such closing. The acquisition shall be consummated at a closing held at the principal offices of the Partnership (unless otherwise agreed by the purchaser of the Partnership Interest and the Offeror), at which time the purchaser shall deliver to the Offeror the purchase price (in the form of immediately available funds), and the Offeror shall deliver to the purchaser such transfer documentation reasonably acceptable to the purchaser as shall be required to evidence the transfer of such Interest free and clear of all liens and encumbrances, except those created under this Agreement.

(d) If the Offeree does not accept the Offer, the Offeror shall be permitted for a period of 180 days after expiration of the Offer Period to sell all (but not less than all) of the Interest on terms not more favorable to such transferee than the terms specified in the Acquisition Proposal and at a price that is not less than the price specified in the Acquisition Proposal.

     Section 16.4 Change of Partner Control. If a Limited Partner or an Affiliate desires to Dispose of its Partnership Interest by a Change of Partner Control or undergoes an involuntary change of Partner Control, the other Limited Partner (“Option Partner”) or its designated Affiliate shall have an option to acquire the Partnership Interest of the other Limited Partner and it or its Affiliate’s membership interest in the General Partner (collectively, the “Option Interest”) in accordance with the following procedures:

(a) If the Partner undergoing the Change of Partner Control is the TE Partner, the terms and provisions of Section 16.3 shall apply.

(b) If the Partner undergoing the Change of Partner Control is the LD Partner, the option price payable shall be the greater of (i) 50% of the Net EBITDA for the 12-month period preceding the Notice Month (as hereinafter defined) times ten (10.0) and (ii) the LD Partner’s capital account in the Partnership and in the General Partner (or, if applicable, the capital account of its Affiliate in the General Partner), in both cases according to GAAP (collectively, the “LD Combined Capital Account Balance”). “Notice Month” means the month during which the LD Change of Partner Control occurs.

(c) The provisions of Sections 16.3(a), (b) and (c), with respect to notice, the offer period for the Option Interests, acceptance of the offer by the Option Partner and the closing of the acquisition shall apply.

     Section 16.5 Procedures. Any Partner who desires to transfer its Partnership Interest shall arrange for any permitted transferee to be bound by the provisions of this Agreement, as it may then be amended, by having such transferee execute two counterparts of an instrument of assignment satisfactory in form and substance to the General Partner and by delivering the same to the General Partner together with any such other information that may be required by counsel to the Partnership to determine whether the proposed transfer violates applicable federal or state securities or other laws or regulations. If and when the consent of the other Partners to such assignment and the substitution of such transferee hereof is secured and the other requirements of this Article XVI are satisfied, the transferee shall become a substituted Partner as to the Partnership Interest thus transferred effective as of the first day of the calendar month during which the General Partner actually receives the aforesaid instrument of assignment executed by both the transferor and transferee. The transferee shall be required to pay any and all reasonable filing and recording fees, legal fees, accounting fees, and other charges and fees incurred by the Partnership and its counsel as a result of such transfer.

     Section 16.6 Purchase and Sale in the Event of Maximum Loss Being Exceeded.

(a) In the event that the Maximum Loss is exceeded and the provisions of Section 8.1(c)(ii) apply, then the TE Partner shall acquire the Partnership Interest of the LD Partner and the membership interest held by the LD Partner or its Affiliate in the General Partner for an amount equal to the LD Combined Capital Account Balance, less the product of (i) the sum of the LD Partner’s Unrecovered Loss Balance and TE Partner’s Unrecovered Loss Balance, times (ii) the LD Combined Capital Account Balance divided by the total of all GAAP capital account balances in the Partnership and the General Partner.

(b) The closing of the purchase and sale contemplated hereunder shall be consummated within 60 days after the provisions of Section 8.1(c)(ii) first become applicable at the principal office of the Partnership (unless otherwise mutually agreed by the Limited Partners), at which time the purchase price (in the form of immediately available funds) shall be delivered to the sellers and the sellers shall deliver to the buyer or its designee such transfer documentation reasonably acceptable to the buyer and the sellers as shall be required to evidence the transfer of such Partnership Interest and membership interest in the General Partner, free and clear of all liens and encumbrances, except those created under this Agreement.

     Section 16.7 Compliance with Securities Laws. All Partners acknowledge that the Partnership interests have not been registered under (i) the Securities Act of 1933, as amended (the “1933 Act”), in reliance on the exemptions afforded by Section 4(2) of the 1933 Act, or (ii) applicable state securities laws in reliance on exemptions under such laws. Therefore, to preserve said exemptions and notwithstanding anything contained herein to the contrary, the Partners hereby agree that interests of the Partners shall be nontransferable and nonassignable, except in compliance with the registration provisions of the 1933 Act and the Partnership Act, or an exemption or exemptions therefrom, and any attempted or purported transfer or assignment in violation of the foregoing shall be void and of no effect. Accordingly, as an additional condition precedent to any assignment or other transfer of any interest in the Partnership, the General Partner may require an opinion of counsel satisfactory to the General Partner that such assignment or transfer will be made in compliance with the registration provisions of the 1933 Act and applicable state securities laws or exemption(s) therefrom, and such transferor or assignor shall be responsible for paying said counsel’s fee for the opinion.

ARTICLE XVII

DISSOLUTION OF THE PARTNERSHIP

     The happening of any one of the following events shall work an immediate dissolution of the Partnership:

(a) An event of withdrawal of the General Partner as defined in § 17-402 of the Partnership Act except that an event described in Subsections (a)(4) and (a)(5) of § 17-402 shall not be an event of withdrawal unless within 90 days of such event of withdrawal, the remaining Partners agree in writing to continue the business of the Partnership and appoint, effective as of the date of withdrawal, a successor General Partner of the Partnership who acquires, or enters into an agreement to acquire, the Partnership Interest of the prior General Partner during such 90-day period;

(b) The receipt by the Partnership of the final payment due on the sales price of all or substantially all the assets of the Partnership or the Partnership’s business following the Partnership’s sale thereof;

(c) The agreement by all of the Partners to dissolve;

(d) At the time there are no Limited Partners; and

(e) Entry of a decree of judicial dissolution under § 17-802 of the Partnership Act.

Any withdrawal of the General Partner under § 17-602 of the Partnership Act shall be effective on the date specified in a written notice of withdrawal given by the General Partner to the

Limited Partners; provided, however, that the effective date shall be not less than 60 days following the date of delivery of such notice.

ARTICLE XVIII

WINDING UP AND TERMINATION OF THE PARTNERSHIP

     Section 18.1 Liquidator. If the Partnership is dissolved for any reason, a liquidator (the “Liquidator”) shall commence to wind up the affairs of the Partnership and to liquidate and sell its assets. The General Partner shall serve as the Liquidator unless the dissolution occurred as a result of an event of withdrawal of the General Partner, in which case the person designated by the Limited Partners shall serve as the Liquidator. The Liquidator shall have full right and discretion to determine the time, manner and terms of sale or sales of Partnership property pursuant to such liquidation having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time, not to exceed two (2) years after the date of dissolution of the Partnership, as shall be reasonably required in the good faith judgment of the Liquidator to complete the liquidation and dissolution of the Partnership as provided for herein, including, without limitation, the following specific powers:

(a) The power to continue to manage and operate any business of the Partnership during the period of such liquidation or dissolution proceedings, excluding, however, the power to make and enter into contracts which may extend beyond the period of liquidation.

(b) The power to make sales and incident thereto to make deeds, bills of sale, assignments and transfers of assets and properties of the Partnership; provided, that the Liquidator may not impose personal liability upon any of the Partners under any such instrument.

(c) The power to borrow funds as may, in the good faith judgment of the Liquidator, be reasonably required to pay debts and obligations of the Partnership or operating expenses, and to execute and/or grant deeds of trust, mortgages, security agreements, pledges and collateral assignments upon and encumbering any of the Partnership properties as security for repayment of such loans or as security for payment of any other indebtedness of the Partnership; provided, that the Liquidator shall not have the power to create any personal obligation on any of the Partners to repay such loans or indebtedness other than out of available proceeds of foreclosure or sale of the properties or assets as to which a lien or liens are granted as security for payment thereof.

(d) The power to settle, release, compromise or adjust any claims asserted to be owing by or to the Partnership, and the right to file, prosecute or defend lawsuits and legal proceedings in connection with any such matters.

     Section 18.2 Reserves. After making payment or provision for payment of all debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may set up, for a period not to exceed the aforesaid two (2) years, such cash reserves as the Liquidator may deem reasonably necessary for any contingent liabilities or obligations of the Partnership. Upon the satisfaction or other discharge of such contingency, the amount of the reserves not retired, if any, will be distributed in accordance with this Article XVIII.

     Section 18.3 Sale of Assets; Distribution of Proceeds. Upon the winding up and termination of the business and affairs of the Partnership, its assets (other than cash) shall be sold, its liabilities and obligations to creditors and all expenses incurred in its liquidation shall be paid (either by payment or the making of reasonable provision for payment). All items of Partnership income, gain, loss or deduction shall be credited or charged to the Capital Accounts of the Partners pro rata in accordance with their Sharing Ratios. Thereafter, the net proceeds from such sales (after deducting all selling costs and expenses in connection therewith), together with (at the expiration of the two (2) year period referred to therein) the balance and reserve account referred to in Section 18.2 above, shall be distributed among the Partners in accordance with their respective positive balances in their Capital Accounts.

     Section 18.4 Final Accounting. Within a reasonable time following the completion of the liquidation of the Partnership’s properties, the Liquidator shall supply to each of the Partners a statement prepared by the Partnership’s accountants which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, each Partner’s pro rata portion of distributions pursuant to Section 18.3, and the amount retained as reserves by the Liquidator pursuant to Section 18.2.

     Section 18.5 Recourse Limited to Assets of the Partnership. Each holder of an interest in the Partnership shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and its Capital Contribution thereto (including the return thereof) and share of profits or losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against the Partnership, the General Partner or the Liquidator. No holder of an interest in the Partnership shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.

     Section 18.6 Termination. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the Liquidator shall (and is hereby given the power and authority to) execute, acknowledge, swear to and record all documents required to effectuate the dissolution and termination of the Partnership. No Partner shall be required to restore any deficit balance existing in its Capital Account upon the liquidation and termination of the Partnership.

ARTICLE XIX

NOTICES

     To be effective, all notices and demands under this Agreement must be in writing and must be given (i) by depositing same in the United States mail, postage prepaid, certified or registered, return receipt requested, (ii) by telecopy with receipt confirmed by return telecopy or (iii) by delivering same in person and receiving a signed receipt therefor. For purposes of notice, the addresses of the Partners or their respective assigns shall be as set forth on the signature pages hereof. Notices mailed in accordance with the foregoing shall be deemed to have been given and made upon receipt. Any Partner or his assignee may designate a different address to which notices or demands shall thereafter be directed by written notice given in the manner hereinabove required and directed to the Partnership at its principal office as hereinabove set forth.

ARTICLE XX

AMENDMENT OF LIMITED PARTNERSHIP AGREEMENT

     This Agreement may be modified or amended from time to time by the written agreement of the General Partner and each of the Limited Partners.

ARTICLE XXI

POWER OF ATTORNEY

     Each Limited Partner and any permitted assignee or transferee of its interest hereunder, does hereby irrevocably constitute and appoint the General Partner, its true and lawful attorney in fact and agent, to execute, acknowledge, verify, swear to, deliver, record and file, in such Limited Partner’s or assignee’s name, place and stead, all instruments, documents and certificates which may from time to time be required to effectuate and implement the terms and provisions of this Agreement including, without limitation, the power and authority to execute, verify, swear to, acknowledge, deliver, record and file (i) all certificates and other instruments which the General Partner deems appropriate to form, qualify or continue the Partnership as a limited partnership in the State of Delaware and in such other states as the General Partner deems appropriate, (ii) all instruments which the General Partner deems appropriate to reflect any amendment to this Agreement, or modification of the Partnership, made in accordance with the terms of this Agreement, (iii) all conveyances and other instruments which the General Partner deems appropriate to reflect the dissolution and termination of the Partnership pursuant to the terms of this Agreement, including any writing required by the Partnership Act, (iv) all instruments relating to the admission of any additional or substituted Limited Partner, (v) a certificate of assumed name and such other certificates and instruments as may be necessary under any fictitious or assumed name statutes from time to time in effect in jurisdictions in which the Partnership conducts or plans to conduct business and (vi) all other instruments that may be required or permitted by law to be filed on behalf of the Partnership and that are not inconsistent with this Agreement. The power of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable, shall survive and not be affected by the subsequent death, dissolution, bankruptcy, incompetency or legal disability of a Limited Partner and shall extend to such Limited Partner’s successors and assigns; and may be exercised by executing such instrument acting as attorney in fact for the Limited Partner or in such other manner as said agent and attorney in fact may deem appropriate. Each Limited Partner hereby agrees to be bound by any action taken by the General Partner acting pursuant to such power of attorney, and each Limited Partner and assigns hereby waives any and all defenses which may be available to contest, negate or disaffirm any action of the General Partner taken under such power of attorney.

ARTICLE XXII

REPRESENTATIONS, WARRANTIES AND COVENANTS

     The General Partner and each Limited Partner each hereby respectively represent and warrant to the others that (i) it is duly organized, validly existing and in good standing under the jurisdiction of its organization, with full power and authority to enter into and perform its obligations under this Agreement; (ii) it has validly executed this Agreement, and upon delivery, this Agreement shall be a binding obligation of such party, enforceable against such party in accordance with its terms; and (iii) its entry into this Agreement and the performance of its obligations hereunder will not require the approval of any governmental body or regulatory authority and will not violate, conflict with or cause a default under, any of its organizational documents, any contractual covenant or restriction by which such party is bound, or any applicable law, regulation, rule, ordinance, order, judgment or decree.

ARTICLE XXIII

DISPUTES

     Section 23.1 Negotiation. Except for the injunctive remedies provided by Section 15.8, in the event of any claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement or the relationship between the Partners created by this Agreement, involving the Limited Partners and/or their respective representatives and/or Affiliates (all of which are referred to herein as “Disputes”), the Limited Partners shall promptly seek to resolve any such Dispute by negotiations between senior executives of the Limited Partners who have authority to settle the Dispute. When a Limited Partner believes there is a Dispute under this Agreement, that Limited Partner will give the other written notice of the Dispute. Within thirty (30) days after receipt of such notice, the receiving Limited Partner shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Limited Partner’s position and a summary of the evidence and arguments supporting its position, and (ii) the name, title, fax number, and telephone number of the executive who will represent that Limited Partner. In the event the Dispute involves a claim arising out of the actions of any person or entity not a signatory to this Agreement, the receiving Limited Partner shall have such additional time as necessary, not to exceed an additional thirty (30) days, to investigate the Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within fifteen (15) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. If one of the executives is an attorney or intends to be accompanied at a meeting by an attorney, the other executive shall be given at least five (5) days’ notice of such intention and may also be accompanied by an attorney. All negotiations and communications pursuant to this Article XXIII shall be treated and maintained by the Limited Partners as confidential information and shall be treated as compromise and settlement negotiations for the purposes of federal and state rules of evidence.

     Section 23.2 Failure to Resolve. If the Dispute has not been resolved within sixty (60) days after the date of the response given pursuant to Section 23.1 above, or such additional time, if any, that the Limited Partners mutually agree to in writing, or if the Limited Partner receiving such notice denies the applicability of the provisions of Section 23.1 or otherwise refuses to participate under the provisions of Section 23.1, either Limited Partner may initiate arbitration pursuant to the provisions of Section 23.3 below; provided, however, that either Partner may reject arbitration and trigger the special Buy-Out Option of Section 23.7, all as provided below.

     Section 23.3 Arbitration. Any Disputes not settled pursuant to the foregoing provisions shall be resolved as follows:

(a) Any Limited Partner desiring to initiate arbitration in connection with any Dispute shall send, via certified mail, written notice of demand of arbitration to the other Limited Partner and the name of the arbitrator appointed by the Limited Partner demanding arbitration together with a statement of the matter in controversy.

(b) Within fifteen (15) days after receipt of such demand, the receiving Limited Partner shall either (i) agree to submit the Dispute to arbitration and name its arbitrator or (ii) refuse to submit the Dispute to arbitration, in which case the provisions of this Section 23.3 shall not be applicable to such Dispute. If the receiving Limited Partner fails or refuses to name its arbitrator within such 15-day period, it shall be deemed to have agreed to submit the Dispute to arbitration and the second arbitrator shall be appointed, upon request of the party demanding arbitration, by the Chief U.S. District Court Judge for the Southern District of Texas or such other person designated by such judge. The two arbitrators so selected shall within fifteen (15) days after their designation select a third arbitrator; provided, however, that if the two arbitrators are not able to agree on a third arbitrator within such 15-day period, either Limited Partner may request the Chief U.S. District Court Judge for the Southern District of Texas or such other person designated by such judge to select the third arbitrator as soon as possible. In the event the Judge declines to appoint an arbitrator, appointment shall be made, upon application of either Limited Partner, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced by the Limited Partner which selected such arbitrator (or if such arbitrator was selected by another person, through the procedure which such arbitrator was selected) pursuant to the foregoing provisions.

(c) Each arbitrator selected by the Limited Partners shall be a certified public accountant or licensed attorney with at least fifteen (15) years of oil and gas experience as a certified public accountant and/or practicing attorney. The arbitrators selected by the Limited Partners are not required to be neutral, but the third arbitrator shall be neutral and shall be a retired judge.

(d) The Limited Partners hereto hereby request and consent to the three (3) arbitrators conducting a hearing in Houston, Texas no later than sixty (60) days following their selection or thirty (30) days after all prehearing discovery has been completed, whichever is later, at which the Limited Partners shall present such evidence and witnesses as they may choose, with or without counsel.

(e) Arbitration shall be conducted in accordance with the Commercial Arbitration Rules and procedures of the American Arbitration Association.

(f) The Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. District Court for the Southern District of Texas, shall apply in the arbitration. The Limited Partners shall make their witnesses available in a timely manner for discovery pursuant to such rules. If a Limited Partner fails to comply with this discovery agreement within the time established by the arbitrators, after resolving any discovery disputes, the arbitrators may take such failure to comply into consideration in reaching their decision. All discovery disputes shall be resolved by the arbitrators pursuant to the procedures set forth in the Federal Rules of Civil Procedure.

(g) Adherence to formal rules of evidence shall not be required. The arbitrators shall consider any evidence and testimony that they determine to be relevant.

(h) The Limited Partners hereto hereby request that the arbitrators render their decision within thirty (30) calendar days following conclusion of the hearing.

(i) Any decision by a majority of the arbitration panel shall be final, binding and non-appealable. Any such decision may be filed in any court of competent jurisdiction and may be enforced by either Limited Partner as a final judgment in such court. There shall be no grounds for appeal of any arbitration award hereunder.

(j) The defenses of statute of limitations and laches shall be tolled from and after the date a Party gives the other Limited Partner written notice of a Dispute as provided in Section 23.1 above until such time as the Dispute has been resolved pursuant to Section 23.1, or an arbitration award has been entered pursuant to this Section 23.3.

(k) The Partners hereby waive any claim to, and the arbitrators are especially divested of any power to award, special, consequential, punitive, exemplary, incidental, indirect costs, expenses, damages or claims or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages.

     Section 23.4 Recovery of Costs and Attorneys’ Fees. In the event arbitration (or, despite the Limited Partners’ agreement to resolve the Disputes through binding arbitration, litigation) arising out of this Agreement is initiated by either Limited Partner, the prevailing Limited Partner, after the entry of a final non-appealable order, shall be entitled to recover from the other party, as a part of said order, all court costs, fees and expenses of such arbitration (or litigation), including, without limitation, reasonable attorneys’ fees.

     Section 23.5 Choice of Forum. If, despite the Limited Partners’ agreement to submit any Disputes to binding arbitration, there are any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be brought and tried in the federal or state courts situated in the City of Houston, Texas.

     Section 23.6 Jury Waivers. THE LIMITED PARTNERS HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.

     Section 23.7 Special Buy-Out Options.

(a) Upon the failure of the Limited Partners to resolve or submit a Dispute to binding arbitration within seventy-five (75) days after the date of the response given pursuant to Section 23.1, either Limited Partner shall have the right (the “Put/Call Right”) for a period of 30 days following the expiration of such 75-day period (the “Exercise Period”), to be exercised by written notice to the other Limited Partner within such applicable period, to cause a purchase and sale to the TE Partner of the Interest of the LD Partner and its Affiliate. Such purchase and sale shall be for cash at a purchase price equal to the greater of (i) 50% of the Net EBITDA for the Pricing Period ending with the month immediately preceding the month in which the written notice is given exercising the Put/Call Right times the Valuation Multiple and (ii) the LD Combined Capital Account Balance.

(b) If either Limited Partner timely exercises such Put/Call Right, the Limited Partners shall consult for the purpose of determining the Valuation Multiple and, on or before the 10th day after exercise of the Put/Call Right, the non-exercising Limited Partner shall select one of four entities proposed by the exercising Limited Partner, each of which such entities shall have at least ten years experience in valuing similar assets or businesses (the “Valuation Expert”) if required as contemplated below. If on or before the 30th day after exercise of the Put/Call Right, such Limited Partners have not reached agreement on the Valuation Multiple, each Limited Partner shall submit a proposed Valuation Multiple to the Valuation Expert, together with any supporting documentation such Limited Partners deems appropriate, on or before the 60th day after the exercise of the Put/Call Right. The Valuation Expert shall determine the Valuation Multiple by selection of one of the proposed Valuation Multiples submitted by the Limited Partners (and shall have no authority beyond selection of one of such proposals) as promptly as possible (and in any event on or before the 30th day after submittal of the competing proposals). The cost of such Valuation Expert shall be paid in equal portions by the Limited Partners.

(c) The purchase price shall be the amount calculated under Section 23.7(a) unless the Put/Call Right has been triggered by either Partner pursuant to Section 15.8(c) or (d), in which case the purchase price to be paid by the TE Partner shall be the amount computed as follows:

(i) If the TE Partner is the First Party, the purchase price shall be 115% of the amount calculated under Section 23.7(a); and

(ii) if the LD Partner is the First Party, the purchase price shall be 85% of the amount calculated under Section 23.7(a).

(d) The closing of the acquisition of the Interests contemplated hereunder shall be consummated on or before the 60th day after the determination of the Valuation Multiple but effective at the end of the calendar month occurring on or immediately prior to such closing. The acquisition shall be consummated at a closing held at the principal offices of the Partnership (unless otherwise mutually agreed by the Limited Partners), at which time the purchase price (in the form of immediately available funds) shall be delivered to the sellers and the sellers shall deliver to the buyer such transfer documentation reasonably acceptable to the buyer and the seller as shall be required to evidence the transfer of such Partnership Interest and membership interest in the General Partner, free and clear of all liens and encumbrances, except those created under this Agreement.

     Section 23.8 Dispute Under Both this Agreement and LLC Agreement. Notwithstanding anything herein to the contrary, it is the intention of the Partners that any Dispute hereunder that is also subject to the terms and provisions of the LLC Agreement shall be handled under one unified proceeding under and pursuant to the terms and provisions of this Agreement and that no Partner shall be entitled to seek a second resolution of the same Dispute under the Terms and Provisions of this Article XXIII.

ARTICLE XXIV

MISCELLANEOUS

     Section 24.1 No Right of Partition. The Partners agree that the Partnership properties are not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all rights that he may have to maintain any action for partition of any of the Partnership property.

     Section 24.2 Entire Agreement; Supersedure. This Agreement and the additional documents and agreements referred to herein or contemplated hereunder constitute the entire agreement among the parties. It supersedes any prior agreement or understandings among them, and it may not be modified or amended in any manner other than as set forth herein.

     Section 24.3 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware.

     Section 24.4 Binding Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

     Section 24.5 Construction of Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. The term “person” means any individual, corporation, partnership, trust or other entity.

     Section 24.6 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

     Section 24.7 Effect of Invalid Provision. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

     Section 24.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all Partners to execute the same counterpart hereof.

     Section 24.9 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and in the year first above written.

GENERAL PARTNER:
Address:

2929 Allen Parkway, Suite 3200	Mont Belvieu Venture, LLC
Houston, TX 77019
Telecopy: 713/759-3645	By:	TE Products Pipeline Company, Limited
Partnership, its managing member

		By:	TEPPCO GP, Inc., its general partner

By: /s/ JOHN N. GOODPASTURE

Name: John N. Goodpasture
Title: Vice President, Corporate Development

LIMITED PARTNERS:

2929 Allen Parkway, Suite 3200	TE Products Pipeline Company, Limited
Houston, Texas 77019	Partnership
Telecopy: 713/759-3645

	By:	TEPPCO GP, Inc., its general partner

By: /s/ JOHN N. GOODPASTURE

Name: John N. Goodpasture
Title: Vice President, Corporate Development

20 Westport Road	Louis Dreyfus Energy Services L.P.
Wilton, Connecticut 06897
Telecopy: 203/761-8119	By:	Louis Dreyfus ES GP LLC, its general partner

By: /s/ WILLIAM C. RIPPE

Name: William C. Rippe
Title: Executive Vice President

EXHIBIT A

DREYFUS STORAGE AGREEMENT

EXHIBIT B

MB ASSETS

     The MB Assets consist of the Subject Property, as such term is defined in that certain General Conveyance and Assumption Agreement dated effective as of January 21, 2003, from TE Products Pipeline Company, Limited Partnership, as “Grantor,” to Mont Belvieu Storage Partners, L.P., as “Grantee”.

EXHIBIT C

OPERATING PROCEDURES

EXHIBIT D

TE STORAGE AGREEMENT